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PUBLIC SERVICE COMPANY OF COLORADO                                 EXHIBIT 99.01

             EXCERPTS FROM OFFERING MEMORANDUM DATED MARCH 7, 2003



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This offering memorandum and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements". When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

general economic conditions, including their impact on capital expenditures;

rating agency action;

our ability, and that of our affiliates, to access the capital markets and obtain credit on favorable terms;

business conditions in the energy industry, retail and wholesale;

competitive factors;

unusual weather;

effects of geopolitical events, including war and acts of terrorism;

changes in federal or state law, and decisions of regulatory commissions;

changes in accounting principles;

the other risk factors discussed under "Risk Factors" or listed from time to time by us in reports filed with the SEC; and

the other risk factors discussed from time to time by the utility subsidiaries of Xcel Energy, Inc. in reports filed with the SEC.

      You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended December 31, 2002, and other documents on file with the SEC. You may obtain copies of these documents as described under the caption "Where You Can Find More Information".


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      In this offering memorandum, except as otherwise indicated or the context otherwise requires, "Public Service Company," "PSCo," "we," "our," and "us" refer to Public Service Company of Colorado, a Colorado corporation, but not to the initial purchasers named on the front cover page of this offering memorandum.

OUR COMPANY

GENERAL

      We are an operating utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and the purchase, transportation, distribution and sale of natural gas. We serve approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado.

      We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; PSR Investments, Inc., which owns and manages permanent life insurance policies on certain of our employees; Green and Clear Lakes Co., which owns water rights; and PSCo Capital Trust I, a special purpose financing trust. We also hold controlling interests in several other relatively small ditch and water companies whose capital requirements are not significant.

      We were incorporated in 1924 under the laws of Colorado. On August 1, 1997, we combined with Southwestern Public Service Company, a New Mexico corporation ("SPS"), to form New Century Energies, Inc. ("NCE"), and we became a wholly-owned subsidiary of NCE, a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). On August 18, 2000, NCE merged into Xcel Energy Inc. (formerly named Northern States Power Company).

We are now a wholly-owned subsidiary of Xcel Energy Inc., a registered holding company under PUHCA. Among Xcel Energy's other subsidiaries are Northern States Power Company, a Minnesota corporation ("NSP"), SPS, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc., a Delaware corporation ("NRG"). As a result of an exchange of shares of Xcel Energy for publicly held shares of NRG in 2002, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products.


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                                  RISK FACTORS

      You should carefully consider the risks described below as well as other information contained in this offering memorandum before buying first collateral trust bonds in this offering. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in our first collateral trust bonds. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first collateral trust bonds, and this could result in your losing all or part of your investment.

RISKS RELATED TO OUR RELATIONSHIP TO XCEL ENERGY AND NRG

AS WE ARE A SUBSIDIARY OF XCEL ENERGY, WE MAY BE NEGATIVELY AFFECTED BY EVENTS AT XCEL ENERGY AND ITS AFFILIATES, PARTICULARLY NRG.

      As stated below, our security ratings and access to the capital markets have been negatively impacted recently, and may be further affected in the future, because of our affiliation with Xcel Energy and NRG. As a result, our ability to access needed capital and bank credit may be limited, and our cost of capital may be increased by amounts that could be material.

      Reduction of Credit Ratings. We are an operating electric and gas utility and a subsidiary of Xcel Energy. Xcel Energy has a number of other utility and non-utility subsidiaries, including NRG. NRG, a non-utility, nonregulated subsidiary of Xcel Energy, is engaged in the ownership and operation of generating facilities. As is true of most companies in the independent power production business, NRG's earnings from ongoing operations have recently declined primarily due to lower prices in the merchant energy markets. As a result, the credit ratings on the debt securities of NRG were downgraded below investment grade in July 2002. Currently, NRG's unsecured bond obligations carry a bond rating of between "Ca" and "CC", depending upon both the specific debt issue and the rating agency rating system. As of March 1, 2003, Xcel Energy's senior unsecured debt was rated "Baa3" (under review for possible downgrade) by Moody's and "BBB-" (credit watch-developing) by Standard & Poor's.

      NRG Defaults; Acceleration. A significant amount of NRG's debt and other obligations contain terms which require that they be supported with letters of credit or cash collateral following a ratings downgrade. As a result of the downgrades that NRG has experienced since July 26, 2002, NRG estimates that it is in default of its obligations to post collateral ranging from $1.1 billion to $1.3 billion, principally to fund equity guarantees associated with its construction revolver financing facility, to fund debt service reserves and other guarantees related to NRG projects, and to fund trading operations.

      NRG has failed to make scheduled payments of interest and/or principal on approximately $4.1 billion of its recourse debt and is in default under the related debt instruments. These missed payments also have resulted in cross-defaults of numerous other non-recourse and limited recourse debt instruments of NRG. In addition, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG's debt under its construction revolver financing facility, thereby rendering the debt immediately due and

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payable. Further, on February 27, 2003, lenders to NRG accelerated approximately
$1 billion of NRG's debt under a 364-day revolving credit agreement, rendering the debt immediately due and payable. Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to an order for relief being entered placing NRG into a voluntary or involuntary bankruptcy case.

      NRG Restructuring Plan. In early November 2002, an NRG restructuring plan was presented to the creditors of NRG. The restructuring plan also includes a proposal addressing Xcel Energy's continuing role and degree of ownership in NRG and obligations to NRG. In mid-December 2002, the NRG bank steering committee submitted a counter-proposal to the NRG restructuring plan. In January 2003, a new restructuring proposal was presented to NRG's creditors, and negotiations among NRG, NRG's creditors and Xcel Energy are on-going. It is possible that any restructuring plan would require Xcel Energy to make substantial payments to NRG and/or NRG's creditors.

      There can be no assurance that NRG's creditors ultimately will accept any consensual restructuring plan, or that, in the interim, NRG's lenders and bondholders will continue to forbear from exercising any or all of the remedies available to them, including acceleration of NRG's indebtedness, commencement of an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness.

      NRG Involuntary Petition. On November 22, 2002, several former NRG executives filed an involuntary Chapter 11 petition against NRG in the United States Bankruptcy Court for the District of Minnesota (the "Bankruptcy Court"). Under the United States Bankruptcy Code, NRG has full authority to continue to operate its business as if the involuntary petition had not been filed unless and until the Bankruptcy Court enters an order for relief on the involuntary petition or the Bankruptcy Court otherwise orders. On December 16, 2002, NRG responded to the involuntary petition, contesting the petitioners' claims, and filed a motion (the "Abstention Motion") seeking to have the Bankruptcy Court abstain from proceeding on the involuntary petition, which would effectively dismiss the petition. NRG reached a settlement (the "Involuntary Settlement") on February 19, 2003 with each of the former executives who filed the involuntary petition. The Involuntary Settlement remains subject to the approval of the Bankruptcy Court, and a hearing to approve the Involuntary Settlement and grant the Abstention Motion has been scheduled for March 27, 2003. Under the terms of the Involuntary Settlement, the former executives will not oppose the Abstention Motion.

      On February 25, 2003, Shaw Constructors, Inc. and Stone & Webster, Inc. (collectively, "Shaw") joined the involuntary petitioners. Shaw is not a party to the Involuntary Settlement.

      Xcel Energy Guarantees. Xcel Energy provides various guarantees and bond indemnities supporting its subsidiaries. As of December 31, 2002, Xcel Energy's exposure under these guarantees totaled approximately $221 million. Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to

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satisfy part or potentially all of these exposures in the event that Standard &
Poor's or Moody's were to downgrade Xcel Energy's credit ratings below investment grade.

      The downgrades of Xcel Energy's debt securities would increase its cost of capital and restrict its access to the capital markets. This would limit Xcel Energy's ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet temporary cash needs.

      PUHCA Restrictions on Access to Capital. PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and their subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC. For utility subsidiaries like us, one of the exemptive rules permits utilities to issue securities to finance their business so long as the issuance has been approved by the appropriate state utility commission. In our case, this first collateral trust bond offering and our short-term borrowings have been authorized by the Public Utilities Commission of Colorado (the "CPUC") and are exempt under this rule. To the extent we wish to issue securities that are not exempt by rule under PUHCA, we will need to seek authorization from the SEC under PUHCA.

      Because Xcel Energy does not qualify for any of the main exemptive rules, it sought and received financing authority from the SEC under PUHCA. One of the conditions of that financing order, which also included authorization for intrasystem loans for the Xcel Energy subsidiaries to the extent not otherwise exempt, was that Xcel Energy's ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During 2002, Xcel Energy was required to record significant asset impairment losses related to NRG. As a result, Xcel Energy's common equity ratio fell below 30 percent.

      In anticipation of falling below the 30 percent level, Xcel Energy obtained authorization from the SEC under PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as its ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $483 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG's power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by Xcel Energy through June 30, 2003, while its common equity ratio is below 30 percent. After June 30, 2003, Xcel Energy's common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC. In addition, Xcel Energy may issue on an exempt basis certain debt securities with a maturity of not more than nine months.

      On December 20, 2002, Xcel Energy filed an application with the SEC seeking additional financing authorization to conduct its business as proposed during 2003. Xcel Energy is seeking an increase of $500 million in the amount of long-term debt and common equity it is authorized to issue. In addition, Xcel Energy proposed that its common equity, as reflected on its most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect


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capitalization, will be at least 30 percent of total consolidated capitalization, provided that in the event that Xcel Energy does not satisfy the 30 percent common equity standard, it may issue common stock. Xcel Energy further asked the SEC to reserve jurisdiction over the authorization for it and its subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that it does not satisfy the 30 percent common equity standard. Xcel Energy also requested that the SEC permit it to pay dividends out of capital and unearned surplus in the event Xcel Energy ceased to have positive retained earnings. The amount of dividends that Xcel Energy can pay is limited by PUHCA, in that Xcel Energy may not pay dividends out of capital or unearned surplus without approval of the SEC.

      Xcel Energy has not yet completed the preparation of its financial statements for the fiscal year ended December 31, 2002. It is possible that Xcel Energy may be required to recognize losses at NRG and that its common equity ratio may fall below the 24 percent level. In addition, it is anticipated that for at least some period of time following March 31, 2003, Xcel Energy's common equity ratio will be below 30 percent. If that occurs and Xcel Energy is unable to obtain additional relief from the SEC, Xcel Energy may not be able to issue securities, which could limit its ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet temporary cash needs. Alternative sources of funds could include the issuance of additional first collateral trust bonds or other debt securities. No assurance can be given that such alternatives will be available to us in required amounts or at reasonable costs.

      We rely on Xcel Energy and Xcel Energy Services, a subsidiary service company of Xcel Energy, for many administrative services. If Xcel Energy were to experience severe financial difficulties, it could temporarily disrupt the provision of these services or cause us to provide those services ourselves, at potentially greater cost.

OUR AFFILIATE, NRG, IS IN DEFAULT UNDER MOST OF ITS DEBT OBLIGATIONS AND COULD BE DEEMED TO BE INSOLVENT. MANY OF ITS SUBSIDIARIES ARE ALSO IN DEFAULT UNDER THEIR DEBT OBLIGATIONS AND COULD BE DEEMED TO BE INSOLVENT. IF NRG OR ANY OF ITS SUBSIDIARIES WERE THE SUBJECT OF VOLUNTARY OR INVOLUNTARY BANKRUPTCY PROCEEDINGS, THEIR CREDITORS COULD ATTEMPT TO MAKE CLAIMS AGAINST XCEL ENERGY OR US, INCLUDING CLAIMS TO SUBSTANTIVELY CONSOLIDATE XCEL ENERGY'S ASSETS AND LIABILITIES WITH THOSE OF NRG AND/OR TO SUBSTANTIVELY CONSOLIDATE OUR ASSETS AND LIABILITIES WITH THOSE OF XCEL ENERGY AND/OR NRG AND CLAIMS AGAINST XCEL ENERGY UNDER PIERCING THE CORPORATE VEIL, ALTER EGO OR RELATED THEORIES. THESE CLAIMS, IF SUCCESSFUL, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND LIQUIDITY, AND ON OUR ABILITY TO MAKE PAYMENTS ON THE FIRST COLLATERAL TRUST BONDS.

      If NRG does become subject to a bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate Xcel Energy and/or us with NRG or could assert other claims against Xcel Energy under piercing the corporate veil, alter ego or other related theories. The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate Xcel Energy or us with NRG would be without merit. However, if NRG or its creditors were to assert

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such claims in an NRG bankruptcy proceeding, there can be no assurance as to how a bankruptcy court would resolve the issue. One of the creditors of an NRG project already has filed involuntary bankruptcy proceedings against that project and has included claims against NRG and Xcel Energy. If a bankruptcy court were to allow substantive consolidation of us with NRG or with NRG and Xcel Energy or the substantive consolidation of Xcel Energy and NRG, it could have a material adverse effect on us and on our ability to make payments on the first collateral trust bonds, and in any event, would likely preclude Xcel
Energy from making loans or equity contributions to us and from providing credit support to us and would likely disrupt all our relationships with Xcel Energy, including its provision of administrative services to us.

OUR CREDIT RATINGS HAVE BEEN RECENTLY LOWERED AND COULD BE FURTHER LOWERED AS A CONSEQUENCE OF CHANGES IN THE CREDIT RATINGS OF OUR AFFILIATES. IF THIS WERE TO OCCUR, THE VALUE OF THE FIRST COLLATERAL TRUST BONDS COULD BE REDUCED.

      Our senior secured debt has been assigned a rating by Standard & Poor's of "BBB+" (CreditWatch developing), and of "Baa1" (negative outlook) by Moody's.

      The recent reductions in our credit ratings described below occurred in the context of a series of developments involving Xcel Energy and its subsidiaries, particularly NRG. These included a severe deterioration in the credit ratings of NRG that began in 2001 and continued in 2002.

      On June 24, 2002, Standard & Poor's lowered the rating on our senior secured debt from "A" to "BBB+", our senior unsecured rating from "BBB+" to "BBB-" and the short-term rating on our commercial paper from "A-2" to "A-3". On July 26, 2002, Standard & Poor's placed all of our company's credit ratings on "CreditWatch" with negative implications, and such ratings remain on CreditWatch developing. On July 29, 2002, Moody's placed our credit ratings under review for possible downgrade. On September 5, 2002, Moody's lowered the rating on our senior secured debt to "Baa1" (negative outlook) from "A3" and our commercial paper rating from "P1" to "P2".

      These downgradings and any future downgrade of our securities will likely increase our cost of capital and reduce our access to the capital markets. This could adversely affect our financial condition and results of operations. We cannot assure you that any of our current ratings or those of our affiliates, including Xcel Energy and NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further adverse developments related to NRG's liquidity and its debt and other obligations described above, and the actions taken by Xcel Energy to address that situation, could have an adverse effect on our credit ratings. Any lowering of the rating of the first collateral trust bonds would likely reduce the value of the first collateral trust bonds.

OUR REDUCED ACCESS TO SOURCES OF LIQUIDITY MAY INCREASE OUR COST OF CAPITAL AND OUR DEPENDENCE ON BANK LENDERS AND EXTERNAL CAPITAL MARKETS.

      Historically, we have relied on bank lines of credit, the commercial paper market and capital contributions from Xcel Energy to supplement our operating cash flow in order to meet the short-term liquidity requirements of our business. Given the recent events at NRG and Xcel

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Energy discussed above, however, as a result of credit rating downgrades we do not have access to the commercial paper market. Also, as discussed above, if Xcel Energy is not able to issue securities, it could limit its ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends.

      As mentioned above, on June 24, 2002, Standard & Poor's lowered the short-term rating on our commercial paper to "A-3" from "A-2". On September 5, 2002, Moody's lowered our commercial paper rating from "P1" to "P2". In general, the market for commercial paper that is rated either below "A-2" by Standard & Poor's or below "P-2" by Moody's is limited. Consequently, we have refinanced our outstanding commercial paper as it matured. Our 364-day credit facility has a capacity of $530 million and expires in June 2003. As of January 31, 2003, we had no commercial paper outstanding and had borrowings under our credit facility of $163 million.

      The cost of new borrowings to replace our commercial paper is greater than the historical cost of commercial paper. As a result of our loss of access to the commercial paper market and limitations on funding from Xcel Energy, we are likely to be more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

      We also rely on accessing the capital markets to support our capital expenditure programs and other capital requirements to maintain and build our utility infrastructure and comply with future requirements such as installing emission-control equipment. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

WE ARE A WHOLLY-OWNED SUBSIDIARY OF XCEL ENERGY. XCEL ENERGY CAN EXERCISE SUBSTANTIAL CONTROL OVER OUR DIVIDEND POLICY AND BUSINESS AND OPERATIONS AND MAY DO SO IN A MANNER THAT IS ADVERSE TO OUR INTERESTS.

      Our board of directors consists of officers of Xcel Energy. Our board makes determinations with respect to the following:

our payment of dividends;

decisions on our financings and our capital raising activities;

mergers or other business combinations; and

our acquisition or disposition of assets.

      Historically we have paid quarterly dividends to Xcel Energy. In 2001 and 2002, we paid $221 million and $231 million of dividends to Xcel Energy, respectively. Our board of directors could decide to increase dividends to Xcel Energy to support its cash needs. This could adversely affect our liquidity. Under PUHCA, we can only pay dividends out of current

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earnings and retained earnings without the prior approval of the SEC. At
December 31, 2002, our retained earnings were approximately $431 million.

RECENT AND ONGOING LAWSUITS RELATING TO XCEL ENERGY'S OWNERSHIP OF NRG COULD IMPAIR XCEL ENERGY'S PROFITABILITY AND LIQUIDITY AND COULD DIVERT THE ATTENTION OF OUR MANAGEMENT.

      Our president and chief executive officer, Wayne H. Brunetti, and our former chief financial officer, Edward J. McIntyre, have served in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer of Xcel Energy; Edward J. McIntyre, former vice president and chief financial officer of Xcel Energy; and James J. Howard, former chairman of Xcel Energy, as defendants. Among other things, the complaint alleges violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including "round trip" energy trades, the existence of cross-default provisions in Xcel Energy's and its subsidiary, NRG's, credit agreements with lenders, NRG's liquidity and credit status, the supposed risks to Xcel Energy's credit rating and the status of Xcel Energy's internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits have been filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG Senior Notes issued by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning "round trip" energy trades and the existence of provisions in Xcel Energy's credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, General Counsel of Xcel Energy, Richard C. Kelly, chief financial officer of Xcel Energy, two former executive officers of NRG (David H. Peterson, Leonard A. Bluhm) and one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding "round trip" trades and the cross-defaults provisions) under Section 11 of the Securities Act. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on Xcel Energy's behalf, against certain of Xcel Energy's directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the District Court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, complaints have been filed against Xcel Energy, certain of Xcel Energy's present and former officers and directors and the members of Xcel Energy's board of directors in the United States District Court for the District of Colorado under the Employee Retirement Income Security Act by participants in Xcel Energy's 401(k) plan and ESOP plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of Xcel Energy's common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. If any one or a combination of these cases result in a substantial monetary judgment against Xcel Energy or are settled on unfavorable terms, Xcel Energy's results of operations and liquidity could be materially adversely affected.


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RISKS ASSOCIATED WITH OUR BUSINESS

THERE MAY BE CHANGES IN THE REGULATORY ENVIRONMENT THAT IMPAIR OUR ABILITY TO RECOVER COSTS FROM OUR CUSTOMERS.

      As a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of Xcel Energy and NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers.

      In light of the recent credit and liquidity events regarding Xcel Energy and NRG, we face enhanced scrutiny from our state regulators. These events could negatively impact the positions taken by the CPUC in our pending and future rate proceedings. This could result in reduced recovery of our costs. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our customers are not harmed as a result of the credit and liquidity events at NRG.

IF THE CPUC DOES NOT GRANT THE RATE INCREASES WE HAVE REQUESTED, OUR FINANCIAL CONDITION COULD BE NEGATIVELY AFFECTED.

      We are subject to the jurisdiction of the CPUC with respect to, among other things, the rates we can charge retail customers. We currently have seven adjustment clauses that recover fuel, purchased energy and resource costs: the incentive cost adjustment ("ICA"), the interim adjustment clause (the "IAC"), the air quality improvement rider, the demand side management cost adjustment, the qualifying facilities capacity cost adjustment (the "QFCCA"), the gas cost adjustment and the steam cost adjustment. These adjustment clauses allow certain costs to be recovered from our retail customers. For certain adjustment mechanisms, we are required to file applications with the CPUC for approval in advance of the prospective effective dates.

      Incentive Cost Adjustment. Our 2001 calendar year energy costs under the ICA were approximately $19 per megawatt hour, compared to the $12.78 per megawatt hour rate that was billed to customers. The sharing of certain energy wholesale trading margins mitigated the significant under-recovery of energy costs for 2001. In early 2002, we filed to increase the ICA rate earlier than what was agreed to in the Xcel Energy Merger Stipulation and Agreement previously approved by the CPUC to mitigate future cost deferrals and to recover the projected ICA energy costs for calendar year 2002. On May 10, 2002, the CPUC approved a Settlement Agreement between us and other parties to increase the recovery of energy costs to $14.88 per megawatt hour, providing for recovery of the deferred costs as of December 31, 2001 and the projected 2002 costs over a 34-month period from June 1, 2002 through March 31, 2005.

      Our costs for 2002 were approximately $17 per megawatt hour or approximately $56 million less than the allowed energy recovery rate, which was based on the 2001 test year. Under the ICA mechanism, retail customers and we share this difference equally. A CPUC

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proceeding to review and approve the incurred and recoverable 2001 costs under the ICA is in process. In 2003, we will file for recovery of our 2002 costs. A review of the 2002 costs will be conducted in a separate future proceeding. The results of these rate proceedings could impact the cost recovery and sharing amounts recorded under the ICA for 2001 and 2002.

      On May 31, 2002, we filed with the CPUC seeking to change our electric base rates and seeking to increase the recovery of fuel and purchased power expense by $113 million annually through a mechanism called the electric commodity adjustment (the "ECA"). The IAC, filed in January 2003, resulted in an annual increase in fuel and purchased expense recovery revenue of $123 million predicated on calendar year 2003 forecasted retail sales. Finally, on February 12, 2003 we filed supplemental rebuttal testimony revising our original ECA request made on May 31, 2002. In this filing, we are seeking ECA rates that would increase the annual recovery of fuel and purchased energy expense by $186 million over the annual level of recovery at May 31, 2002. Since $123 million of the requested $186 million is already in effect, the net increase requested on February 12, 2003 is $64 million.

      There are four factors accounting for the change from $113 million requested in the May 31, 2002 filing and the $186 million requested in the February 12, 2003 filing. Specifically, the February 12, 2003 filing contains
(i) a revision in ECA costs caused by a renegotiated purchased power contract;
(ii) a revised 2003 sales forecast; (iii) an updated forecast of natural gas costs used as a fuel source in electric generating stations; and (iv) a correction for transformation and line losses made to the level of kilowatt-hours used in deriving the proposed level of annual ECA costs.

      2002 General Rate Case. In May 2002, we filed a combined general retail electric, gas and thermal energy base rate case with the CPUC to address increased costs for providing services to Colorado customers. This filing was required as part of the Xcel Energy Merger Stipulation and Agreement previously approved by the CPUC. Among other things, the case includes establishing an electric energy recovery mechanism, elimination of the QFCCA, new depreciation rates and recovery of additional plant investment. We requested an increase to our authorized rate of return on equity to 12 percent for electricity and 12.25 percent for natural gas. In early 2003, we filed our rebuttal testimony in this rate case. At this point in the rate proceeding, we are now requesting an overall annual increase to electric revenue of approximately $233 million. This is based on a $186 million increase for fuel and purchased energy expense and a $47 million electric base rate increase. We are requesting an annual base rate decrease in natural gas revenue of approximately $21 million. The rebuttal case incorporates several adjustments to the original filing, including lower depreciation expense, higher fuel and energy expense and various corrections to the original filing.

      Intervenors, including the CPUC Staff and the Colorado Office of Consumer Council have filed testimony requesting both electric and gas base rate decreases and increases in fuel and energy revenues that are less than the amounts requested by us. On February 19, 2003, the CPUC postponed the scheduled hearings for 30 days to allow parties to pursue a comprehensive settlement of all issues in this proceeding. New rates are expected to be effective during the second quarter of 2003. A final decision on the recovery of fuel and energy costs will be applied retroactive to January 1, 2003. Until such time, we are billing customers under the IAC, assuming 100 percent pass through cost recovery.

      If the CPUC, for any reason, does not grant us, in a timely manner, the increases we have requested or approve the earnings test we have filed, this could have a negative impact on our financial condition and results of operations.

WE ARE SUBJECT TO COMMODITY PRICE RISK, CREDIT RISK AND OTHER RISKS ASSOCIATED WITH ENERGY MARKETS.

      We engage in wholesale sales and purchases of electric capacity and energy and natural gas, and, accordingly, are also subject to commodity price risk, credit risk and other risks associated with these activities.

      We are exposed to commodity price risk in our generation, retail distribution and energy trading operations. We manage this commodity price risk by entering into purchase and sales commitments for electric power and natural gas, long-term contracts for coal supplies and fuel oil, and derivative financial instruments. Xcel Energy's risk management policy allows for its utility subsidiaries, including us, to manage the market price risk within each rate regulated operation to the extent such exposure exists. Management is limited under the policy to enter into only transactions that reduce market price risk where the rate regulation jurisdiction does not already provide for dollar-for-dollar recovery.

      Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

      Although our models take into account the expected probability of default by counterparties, our actual exposure to a default by a particular counterparty could be greater than the models predict.

      We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Quoted market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, models based on forward price curves are utilized. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

WE MAY BE SUBJECT TO ENHANCED SCRUTINY AND POTENTIAL LIABILITIES AS A RESULT OF OUR TRADING OPERATIONS.

      On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001, which may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, Xcel Energy reported to the FERC that it had not engaged directly in the trading strategies identified in the May 8th inquiry.

      However, Xcel Energy reported that at times during 2000 and 2001, its regulated operations did sell energy to another energy company that may then have resold the electricity for delivery into California as part of an overstated electricity load in schedules submitted to the California Independent System Operator. During that period, the regulated operations of Xcel Energy made sales to the other electricity provider of approximately 8,000 megawatt-hours in the California intra-day market, which resulted in revenues to Xcel Energy of approximately $1.5 million. Xcel Energy cannot determine from its records what part of such sales was associated with over-schedules due to the volume of records and the relatively small amount of sales.

      To supplement the May 8, 2002 request, on May 21, 2002, the FERC ordered all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as "wash", "round trip" or "sell/buyback" trading. On May 31, 2002, Xcel Energy reported to the FERC that it had not engaged in so-called "round trip" electricity trading as identified in the May 21, 2002 inquiry.

      On May 13, 2002, Xcel Energy reported that we had engaged in a group of transactions in 1999 and 2000 with the trading arm of Reliant Resources in which we bought a quantity of power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, we normally received a small profit. We made a total pretax profit of approximately $110,000 on these transactions. Also, we engaged in one trade with Reliant in which we simultaneously bought and sold power at the same price without realizing any profit. The purpose of this non-profit transaction was in consideration of future for-profit transactions. We engaged in these transactions with Reliant for the proper commercial objective of making a profit. We did not enter into these transactions to inflate volumes or revenues and transactions were reported net.

      Xcel Energy and we have received subpoenas from the Commodity Futures Trading Commission for documents and other information regarding these so-called "round trip" trades and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving Xcel Energy or any of its subsidiaries.

      Xcel Energy has also received a subpoena from the SEC for documents concerning "round trip" trades, as identified in the SEC subpoena, in electricity and natural gas with Reliant Resources, Inc. for the period January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy. Based upon accounts in the public press, management believes that similar subpoenas in the same investigations have been served on other industry participants. Xcel Energy and we are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      If it is determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

      In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD BE DIFFICULT AND COSTLY TO COMPLY WITH.

      We are subject to a number of environmental laws and regulations affecting many aspects of our past, present and future operations, including air emissions, water quality, wastewater discharges, and the management of wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Environmental laws and regulations can also require us to perform environmental remediations, including remediations of properties formerly used to manufacture gas, and to install pollution control equipment at our facilities. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental laws or regulations will not be revised or that new laws or regulations seeking to protect the environment will not be adopted or become applicable to us or that we will not identify in the future conditions that will result in obligations or liabilities under existing environmental laws and regulations. Revised or additional laws or regulations which result in increased compliance costs or additional operating restrictions, or currently unanticipated costs or restrictions under existing laws or regulations, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

OUR PARENT COMPANY, XCEL ENERGY, RECEIVED A NOTICE OF VIOLATION FROM THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY ALLEGING VIOLATIONS OF THE NEW SOURCE REVIEW REQUIREMENTS OF THE CLEAN AIR ACT AT TWO OF OUR POWER STATIONS IN COLORADO. THE ULTIMATE FINANCIAL IMPACT TO US IS UNCERTAIN AT THIS TIME.

      On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the New Source Review ("NSR") requirements of the Clean Air Act related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the United States Environmental Protection Agency ("EPA") also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including Xcel Energy, our parent company, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, Xcel Energy responded to EPA's initial information requests related to our plants in Colorado.

      On July 1, 2002, Xcel Energy received a Notice of Violation ("NOV") from the EPA alleging violations of the NSR requirements of the Clean Air Act at the Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s should have required a permit under the NSR process. Xcel Energy believes it acted in full compliance with the Clean Air Act and NSR process. It believes that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. Xcel Energy also believes that the projects would be expressly authorized under the EPA's NSR policy announced by the EPA administrator on June 22, 2002 and proposed in the Federal Register on December 31, 2002. Xcel Energy disagrees with the assertions contained in the NOV and intends to vigorously defend its position. As required by the Clean Air Act, the EPA met with Xcel Energy in a conference in September 2002 to discuss the NOV.

      If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require Xcel Energy to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to Xcel Energy is not determinable at this time.

WE HAVE RECEIVED A NOTICE FROM THE INTERNAL REVENUE SERVICE ("IRS") PROPOSING TO DISALLOW CERTAIN INTEREST EXPENSE DEDUCTIONS WE TOOK IN 1993 THROUGH 1997. SHOULD THE IRS ULTIMATELY PREVAIL ON THIS ISSUE OUR FINANCIAL RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

      The IRS issued a Notice of Proposed Adjustment proposing to disallow interest expense deductions taken in tax years 1993 through 1997 related to corporate-owned life insurance ("COLI") policy loans of PSR Investments, Inc. ("PSRI"), one of our wholly owned subsidiaries. Late in 2001, we received a technical advice memorandum from the IRS National Office, which communicated a position adverse to PSRI. Consequently, the IRS examination division has disallowed the interest expense deductions for the tax years 1993 through 1997.

      After consultation with tax counsel, it is our position that the IRS determination is not supported by the tax law. Based upon this assessment, management continues to believe that the tax deduction of interest expense on the COLI policy loans is in full compliance with the tax law. Therefore, we intend to challenge the IRS determination, which could require several years to reach final resolution. Although the ultimate resolution of this matter is uncertain, management continues to believe it will successfully resolve this matter without a material adverse impact on our results of operations. For this reason, PSRI has not recorded any provision for income tax or interest expense related to this matter and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years. However, defense of our position may require significant cash outlays on a temporary basis, if refund litigation is pursued in United States District Court.

      The total disallowance of interest expense deductions for the period of 1993 through 1997 is approximately $175 million. Additional interest expense deductions for the period 1998 through 2002 are estimated to total approximately $317 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2002, would reduce earnings by an estimated $214 million (after tax). Because we are continuing to take deductions for interest expense related to these policy loans, the tax and interest ultimately owed by us should the IRS ultimately prevail will continue to increase over time.

RECESSION, ACTS OF WAR OR TERRORISM COULD NEGATIVELY IMPACT OUR BUSINESS.

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices. However, such impact could have a material adverse effect on our financial condition and results of operations.

      Any military strikes or sustained military campaign may affect our operations in unpredictable ways, and may cause changes in the insurance markets, force us to increase security measures and cause disruptions of fuel supplies and markets, particularly with respect to gas and energy. The possibility that infrastructure facilities, such as electric generation, transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of war may affect our operations. War and the possibility of war may have an adverse impact on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets as a result of war may also affect our ability to raise capital.

      Further, like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse impact on our financial condition and results of operation. In addition, these facilities constitute collateral for the first mortgage bonds issued under the 1939 Mortgage and the 1993 mortgage securities (each as defined below under the caption "Description of First Collateral Trust Bonds"). Damage or destruction of such facilities could adversely affect the value of the collateral.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2002. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this offering memorandum and with "Selected Consolidated Financial Data" included elsewhere in this offering memorandum.

                                            AS OF DECEMBER 31, 2002              AS OF DECEMBER 31, 2002
                                     --------------------------------------------------------------------------
                                                    ACTUAL                           AS ADJUSTED (2)
                                     --------------------------------------------------------------------------
                                        (THOUSANDS OF          % OF          (THOUSANDS OF            % OF
                                          DOLLARS)        CAPITALIZATION       DOLLARS)          CAPITALIZATION
                                     --------------------------------------------------------------------------
Short-term debt, including current
      maturities.....................       $370,171            8.6            $  120,171              2.8
Long-term debt.......................      1,782,128           41.2             2,032,128             47.0
                                     --------------------------------------------------------------------------
      Total debt(1)..................      2,152,299           49.8             2,152,299             49.8
Mandatorily redeemable preferred
      securities of subsidiary trust.        194,000            4.5               194,000              4.5
Common stockholder's equity..........      1,978,462           45.7             1,978,462             45.7
                                     --------------------------------------------------------------------------
      Total capitalization...........     $4,324,761         100.0%            $4,324,761           100.0%
                                     ==========================================================================

----------

(1) Approximately $1.819 billion of our long-term debt is secured. In addition, amounts outstanding under our 364-day credit facility are secured.

(2) Adjusted to reflect the issuance of the first collateral trust bonds and the application of the net proceeds thereof to repay amounts outstanding under our 364-day credit facility and to pay at maturity a portion of our 6.00% First Collateral Trust Bonds, Series No. 6 due April 15, 2003.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000 have been derived from our audited consolidated financial statements and the related notes. The information set forth below should be read together with "Management's Discussion and Analysis", our audited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which we incorporate by reference in this offering memorandum. See "Where You Can Find More Information". The historical financial information may not be indicative of our future performance.



                                                                          YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------------------
                                                2002             2001                 2000             1999             1998
                                            -----------       -----------         -----------      -----------      -----------
                                                                  (THOUSANDS OF DOLLARS, EXCEPT RATIOS)
CONSOLIDATED INCOME STATEMENT DATA:
Operating revenue(1) .................      $ 2,651,913       $ 3,649,845         $ 2,853,515      $ 2,719,251      $ 2,283,985
Operating expense(1) .................        2,111,675         3,116,127           2,406,428        2,274,892        1,850,574
                                            -----------       -----------         -----------      -----------      -----------
Operating income .....................          540,238           533,718             447,087          444,359          433,411
                                            -----------       -----------         -----------      -----------      -----------
Other income (deductions) - net ......           (4,641)            3,044(2)           13,102           12,654            6,500
Interest charges and financing costs .          142,231           131,228             161,291          156,174          138,314
Income taxes .........................          128,686           132,501             102,770           96,574          101,494
                                            -----------       -----------         -----------      -----------      -----------
Net income ...........................      $   264,680       $   273,033         $   196,128      $   204,265          200,103
                                            ===========       ===========         ===========      ===========      ===========

OTHER CONSOLIDATED FINANCIAL
DATA:
Ratio of earnings to fixed charges(3)               2.7               2.8                 2.2              2.3              2.4
Capital expenditures .................      $   443,176       $   469,768         $   373,566      $   567,282      $   504,727


(1) In June 2002, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a partial consensus on Issue No. 02-03 "Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, `Accounting for Contracts Involved in Energy Trading and Risk Management Activities'". The EITF concluded that all gains and losses related to energy trading activities within the scope of EITF No. 98-10 (whether or not settled physically) must be shown net in the statement of income, effective for periods ending after July 15, 2002. In the consolidated income statement data table above, electric and gas trading revenue and electric and gas trading expense for the periods ended December 31, 2002, 2001 and 2000 are reflected on a net basis. We have not reclassified operating revenue and expense for the periods ended December 31, 1999 and 1998. The implementation of EITF 02-03 had no impact on operating income or net income reported for any of the periods presented.

(2) Includes extraordinary loss of approximately $1.5 million related to redemption premiums and other costs incurred in connection with redemption of long-term debt of 1480 Welton, Inc. (net of income tax).

(3) For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trust and amortization of debt discount, premium and expense.

                                                         AS OF DECEMBER 31,
                                                     --------------------------
                                                        2002            2001
                                                     ----------      ----------
                                                       (THOUSANDS OF DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
Current assets ................................      $  614,790      $  720,898
Net property, plant and equipment .............       5,024,067       4,783,536
Other assets ..................................         286,069         336,444
                                                     ----------      ----------
   Total assets ...............................      $5,924,926      $5,840,878
                                                     ==========      ==========
Current portion of long-term debt .............      $  282,097      $   17,174
Short-term debt ...............................          88,074         562,812
Other current liabilities .....................         604,365         753,919
                                                     ----------      ----------
   Total current liabilities ..................         974,536       1,333,905
                                                     ----------      ----------
Deferred credits and other liabilities ........         995,800         857,820
Long-term debt ................................       1,782,128       1,465,055
Mandatorily redeemable preferred securities ...         194,000         194,000
of subsidiary trust
Common stockholder's equity ...................       1,978,462       1,990,098
                                                     ----------      ----------
   Total liabilities and equity ...............      $5,924,926      $5,840,878
                                                     ==========      ==========

                         LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                      2002          2001
                                                                    --------      --------
      Net cash provided by operating activities (in thousands)..    $513,246      $507,224

      Net cash provided by operating activities increased by $6.0 million or 1.2% for 2002, compared with 2001.

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                                   2002            2001
                                                                ---------       ---------
      Net cash used in investing activities (in thousands)..    $(428,085)      $(457,255)

      Net cash used in investing activities decreased by $29.2 million or 6.4% for 2002, compared with 2001. The change is largely due to lower capital expenditures.

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  2002           2001
                                                                --------       --------
      Net cash used in financing activities (in thousands)..    $(81,903)      $(42,999)

      Net cash used in financing activities increased by $38.9 million or 90.5% for 2002, compared with 2001. The change is largely due to cash received from a $600 million debt offering in September 2002, less the short-term debt that we paid off with the proceeds from that offering and a larger capital contribution from Xcel Energy.

CAPITAL REQUIREMENTS

      CAPITAL EXPENDITURES. The estimated cost as of December 31, 2002, of our capital expenditure programs and other capital requirements for the years 2003, 2004 and 2005 are shown in the table below.

                                                      YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                   2003         2004        2005
                                                  ------      ------      ------
                                                      (MILLIONS OF DOLLARS)
Total capital expenditures .................      $  415      $  419      $  364
Sinking funds and debt maturities ..........         284         149         138
                                                  ------      ------      ------
Total capital requirements .................      $  699      $  568      $  502
                                                  ======      ======      ======

      Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment may impact actual capital requirements.

      CONTRACTUAL OBLIGATIONS. We have a variety of contractual obligations that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2002.

                                                            PAYMENTS DUE BY PERIOD
                                  ----------------------------------------------------------------------------
                                                   LESS THAN
CONTRACTUAL OBLIGATIONS              TOTAL          1 YEAR         1-3 YEARS       4-5 YEARS     AFTER 5 YEARS
-----------------------              -----          ------         ---------       ---------     -------------
                                                            (THOUSANDS OF DOLLARS)
Long-term debt .............      $2,044,478      $  281,500      $  282,501      $  228,000      $1,252,477
Capital lease obligations ..         113,890           7,567          14,433          13,374          78,516
Operating leases ...........          41,074           7,587          14,827          13,072           5,588
Unconditional purchase
  obligations ..............       6,705,578         744,609       1,335,411       1,236,481       3,389,077
Other long-term obligations          195,509             379             699             431         194,000
Short-term debt ............          88,074          88,074              --              --              --
Other short-term liabilities              --              --              --              --              --
                                  ----------      ----------      ----------      ----------      ----------
Total contractual cash
  obligations ..............      $9,188,603      $1,129,716      $1,647,871      $1,491,358      $4,919,658
                                  ==========      ==========      ==========      ==========      ==========

DIVIDEND POLICY

      Historically we have paid quarterly dividends to Xcel Energy. In 2000, 2001 and 2002, we paid dividends to Xcel Energy of $180.8 million, $221.3 million and $230.9 million, respectively. The amount of dividends that we pay is dictated to some extent by the needs of Xcel Energy. As discussed above, due to limited access to the capital markets, Xcel Energy may require more cash from its operating subsidiaries, including us. Under PUHCA, we can only pay dividends out of current earnings and retained earnings without the prior approval of the SEC. As of December 31, 2002, our retained earnings were approximately $431.0 million.

CAPITAL SOURCES

      We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt and common equity to maintain desired capitalization ratios. As a result of being a subsidiary of a registered holding company under PUHCA, we are required to maintain a common equity ratio of 30% or higher in our consolidated capital structure. For these purposes, our common equity at December 31, 2002 was 45.7% of our total capitalization. To the extent Xcel Energy contributes capital to NRG in order to alleviate its liquidity concerns, or if Xcel Energy is experiencing constraints on available capital sources, it may limit its equity contributions to us.

SHORT-TERM FUNDING SOURCES.

      We use a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures as discussed previously under "- Capital Requirements". We currently have in place a 364-day credit facility that has a capacity of $530 million and expires in June 2003. As of January 31, 2003, we had outstanding borrowings of $163 million under our 364-day credit facility.

      Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict.

      Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review Xcel Energy and its subsidiary operations on an ongoing basis.

      Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under "Risk Factors - Risks Related to Our Relationship to Xcel Energy and NRG", our credit ratings have been lowered recently, and could be further lowered in the future, reflecting pressure on our credit profile resulting from NRG liquidity concerns.

      As of December 31, 2002, we had cash and short-term investments of approximately $26 million.


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